                           SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No. )

          Filed by the Registrant /X/
          Filed by a Party other than the Registrant / /

          Check the appropriate box:
          / /  Preliminary Proxy Statement
          / / CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
          /X/  Definitive Proxy Statement
          / /  Definitive Additional Materials
          / /  Soliciting Material Pursuant to Section 240.14a-12

                              QUESTAR CORPORATION
     --------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

     --------------------------------------------------------------------------
                (Name of Person(s) Filing Proxy Statement, if other than the
                              Registrant)

     Payment of Filing Fee (Check the appropriate box):
     / /  No fee required.
     / /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
          0-11.

          (1)  Title of each class of securities to which transaction applies:

               --------------------------------------------------------------
          (2)  Aggregate number of securities to which transaction applies:

               --------------------------------------------------------------
          (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

               --------------------------------------------------------------
          (4)  Proposed maximum aggregate value of transaction:

               --------------------------------------------------------------
          (5)  Total fee paid:

               --------------------------------------------------------------

     / /  Fee paid previously with preliminary materials.

     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          (1) Amount Previously Paid:

              --------------------------------------------------------------
          (2) Form, Schedule or Registration Statement No.:

              --------------------------------------------------------------
          (3) Filing Party:

              --------------------------------------------------------------
          (4) Date filed:

              --------------------------------------------------------------

                                     (Logo)

                               QUESTAR CORPORATION
                               180 East 100 South
                                 P. O. Box 45433
                         Salt Lake City, Utah 84145-0433

                     --------------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           To be Held on May 21, 2002

                     ---------------------------------------

     The Annual Meeting of Stockholders of Questar Corporation, a Utah corporation (the "Company"), will be held at 1140 West 200 South, Salt Lake City, Utah, on Tuesday, May 21, 2002, at 10:00 a.m., local time, for the following purposes:

   1. To elect four directors to hold office for three years;
   2. To transact such other business as may properly come before the meeting.

     Stockholders of record as of March 25, 2002, are entitled to receive notice of and to vote at the Annual Meeting. If you have your shares registered in the name of a brokerage firm or trustee and plan to attend the meeting, please obtain a letter, account statement, or other evidence of your beneficial ownership of shares to facilitate your admittance to the meeting.

                                         By Order of the
                                         Board of Directors

                                         Connie C. Holbrook
                                         Senior Vice President,
                                         General Counsel, and Secretary

Salt Lake City, Utah
April 8, 2002

                             YOUR VOTE IS IMPORTANT.

     It is important that as many shares as possible be represented at the Annual Meeting. Please date, sign, and promptly return your white proxy card in the enclosed envelope (which requires no postage if mailed within the United States). Your proxy may be revoked by you at any time before it is voted.

                               QUESTAR CORPORATION
                                 PROXY STATEMENT

                                  May 21, 2002

     This Proxy Statement is being furnished to stockholders of Questar Corporation, a Utah corporation, in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Stockholders to be held on Tuesday, May 21, 2002, at 10:00 a.m., local time, and any adjournment or postponement of such meeting. At the Annual Meeting, holders of common stock will elect four directors of the Company for three-year terms that expire in May of 2005. Information concerning the Annual Meeting and solicitation of proxies for it is presented in a question and answer format.

Q:   What am I voting on?

A: You can cast your votes to elect four nominees to serve new three-year terms. The nominees include three incumbent directors--Pactrick J. Early, James A. Harmon, and D.N.Rose--and L. Richard Flury who does not currently serve on the Board. (Mr. Dixie L. Leavitt has reached mandatory retirement age and has not been renominated for election since he is retiring in May.)

Q:   Who can vote?

A: Stockholders who owned shares as of the close of business on March 25, 2002. Each holder is entitled to one vote for each share held on such date.

Q:   How do I vote?

A: Sign and date each proxy card you receive and return it in the enclosed prepaid envelope. If you return your signed proxy card, but do not indicate how you want to vote, your shares will be voted for the named nominees. You have the right to revoke your proxy by notifying the Company's Corporate Secretary prior to the meeting, by returning a later dated proxy, or by voting in person at the Annual Meeting.

     If you own shares through a broker or other nominee, you must return your proxy card to the broker. Your votes cannot be counted if you send the proxy directly to the Company.

Q:   What does it mean if I get more than one proxy card?

A: It means that you hold shares registered in more than one account. Sign and return all proxies to make sure that all your votes are counted, but consider consolidating your accounts to minimize the administrative cost of sending materials to you.

Q:   Who is soliciting my proxy?

A:   Questar's Board of Directors.

Q:   Who is paying for the solicitation?

A: The Company is paying for the solicitation of proxies and will reimburse banks, brokers, and other custodians for reasonable charges to forward proxy materials to beneficial holders.

Q:   What constitutes a quorum?

A: On March 25, 2002, the Company had 81,641,571 shares of common stock. A majority of the shares, or 40,820,786 shares, constitutes a quorum. Once a quorum is present, the nominees will be elected upon receiving a plurality of the shares represented at the meeting. The Company's Bylaws provide that votes "withheld" from nominees will not be counted for purposes of determining whether a nominee receives a plurality of votes. Shares registered in the names of brokers for which proxies are voted for some but not all matters will be considered as voted only as to those matters actually voted. Abstentions, broker nonvotes, and instructions to withhold authority to vote for one or more of the nominees will result in such nominees receiving fewer votes. Such action, however, will not reduce the number of votes otherwise received by the nominee.

Q:   Who can attend the Annual Meeting?

A: Any stockholder of record as of March 25, 2002, can attend. If you own shares through a nominee or trustee, please obtain a letter, account statement, or other evidence of your ownership of shares as of such date.

Q:   How will my vote be handled on other matters?

A: Questar's Bylaws limit the matters presented at an Annual Meeting to those in the notice, those properly presented by the Board of Directors and those presented by stockholders so long as the stockholder gives the Corporate Secretary written notice of the matter at least 90 days but not more than 120 days before the meeting. We do not expect any other matter to come before the meeting. If any other matter is presented at the Annual Meeting, your signed proxy gives the named proxies authority to vote your shares. (See "Other Matters" on page 21 for a detailed discussion of the Company's Bylaw requirements.)

Q:   When are stockholder proposals due for the next Annual Meeting?

A: To be considered for presentation at the Company's Annual Meeting scheduled for May of 2003 and included in the proxy statement, a stockholder proposal must be received at the Company's office no later than December 9, 2002.

                              ELECTION OF DIRECTORS

     The Company's Restated Articles of Incorporation provide for a board of 13 directors, divided into three classes, approximately equal in number, elected to serve three-year terms.

     The Board of Directors has selected Patrick J. Early, L. Richard Flury, James A. Harmon, and D. N. Rose as the nominees for election to three-year terms that expire in May of 2005. Unless you give other instructions for your shares, the proxies will be voted for the nominees.

     Each of the nominees has consented to serve for the new term. However, in the event that any nominee is unwilling or unable to serve as a director, the proxies named in the enclosed proxy may vote, in their discretion, for any other person.

     Biographical information concerning the nominees and the current directors of the Company whose terms will continue after the Annual Meeting is set forth on the following pages. Unless otherwise indicated, the nominees have been engaged in the same principal occupation for the past five years. Ages are correct as of the date of the Proxy Statement.

                                    NOMINEES

[Picture]       Mr. Patrick J. Early, age 69, served as Vice Chairman of Amoco
           Corporation from July of 1992 until his retirement in April of 1995. He has served as a director of the Company since 1995. He was also a director of Amoco Corporation from 1989 until his retirement.

[Picture]       Mr. L. Richard Flury, age 54, retired as Chief Executive, Gas and Power for BP plc on December 31, 2001. He had served in this position from January of 1999 to his retirement. Prior to working for BP plc and BP Amoco plc, Mr. Flury held a number of key management positions with Amoco Corp. including Chief Executive for worldwide exploration and production.

[Picture]       Mr. James A. Harmon, age 66, served as a director of the Company from 1976 to 1997, when he resigned to serve as Chairman and President of the Export-Import Bank of the United States. He was reappointed to serve as a director in June of 2001 after his term with the Export-Import Bank ended. He currently has an investment banking firm, Harmon & Co. LLC. Mr. Harmon served as Chairman and Chief Executive Officer of Wertheim Schroder & Co. from 1986 through December 31, 1995, and as Senior Chairman until June of 1997.

[Picture]       Mr. D. N. Rose serves the Company as Executive Vice President.
           He has responsibility for the Company's regulated activities and is the President and Chief Executive Officer of each corporate entity within that group, e.g.,

           Questar Gas Company (retail natural gas distribution) and Questar Pipeline Company (interstate transmission of natural gas). He has served as a director of the Company since 1984. Mr. Rose, age 57, is also a trustee of Westminster College and immediate past Chairman of the American Gas Association.

           CONTINUING DIRECTORS (PRESENT TERM EXPIRES IN 2004)

[Picture]       Ms. Teresa Beck, age 47, has served as a director since 1999.
           She was President of American Stores from 1998 to 1999, and was American Stores' Chief Financial Officer from 1993 to 1998. She is a director of Textron, Inc.; Albertson's Inc.; Lexmark International Group, Inc.; and a trustee of Intermountain Health Care, The Children's Center, and the Salt Lake Organizing Committee for the Olympic Winter Games of 2002.

[Picture]       Mr. R. D. Cash has served as the Company's Chief Executive
           Officer since May of 1984 and as the Company's Chairman of the Board since May of 1985. He also served as President of the Company from May of 1984 to February 1, 2001. Mr. Cash, age 59, has been a director of the Company since 1977 and also serves as a director of Zions Bancorporation and Associated Electric and Gas Insurance Services Limited; and a trustee of the Salt Lake Organizing Committee for the Olympic Winter Games of 2002.

[Picture]       Mr. Gary G. Michael, age 61, has been a director since 1994. He served as Chairman and Chief Executive Officer of Albertson's, Inc. from February of 1991 to April of 2001. He is a director of Boise Cascade Corporation, Idacorp Inc., Harrah's Entertainment Inc., and The Clorox Company, and immediate past Chairman of the Board of Directors of the Federal Reserve Bank of San Francisco.

[Picture]       Mr. Gary L. Nordloh, age 54, serves the Company as Executive
           Vice President. He has served as a director of the Company since October of 1996. He has responsibility for the Company's market resources activities and is the President and Chief Executive Officer of each entity within that group, e.g. Wexpro Company (oil and gas development) and Questar Exploration and Production Company (oil and gas exploration and production).

[Picture]       Mr. Scott S. Parker, age 67, has served as a director since
           1997. He served as Chief Executive Officer of Intermountain Health Care, Inc. from 1975 to year-end 1998. He was also President of this same organization from April of 1975 to April of 1998 and currently serves as a member of the Board of Trustees. He serves as a director of First Consulting Group; Sutter Health, Inc.; Ascension Health Inc.; and Bonneville International Inc.

           CONTINUING DIRECTORS (PRESENT TERM EXPIRES IN 2003)

[Picture]       Mr. W. Whitley Hawkins owns HBI, Inc., which manufactures
           chemical coating products. He retired as President and Chief Operating Officer of Delta Air Lines in March of 1993. Mr. Hawkins, age 70, has served as a director of the Company since 1991 and also serves on the Advisory Council of SunTrust Bank and on the Advisory Board of the International Airline Passengers Association.

[Picture]       Mr. Robert E. Kadlec has a venture capital firm, Bentley Capital
           Corp. He retired as President and Chief Executive Officer of BC Gas Inc., effective December 31, 1995. Mr. Kadlec, age 68, has been a director of the Company since 1987. He is a director of British Pacific Properties Ltd., International Forest Products Ltd., Eaton Power Corporation, and the Vancouver International Airport Authority.

[Picture]       Mr. Keith O. Rattie was appointed to serve as a director of the
           Company effective February 1, 2001, concurrently with his appointment as the Company's President and Chief Operating Officer. Prior to his appointment, Mr. Rattie, age 48, served as President and Chief Executive Officer of Coastal Gas Services Company and Senior Vice President of The Coastal Corporation from 1997 to January 30, 2001. He also served as President and Chief Executive Officer of Coastal Gas International Company from 1995 to 1997. Prior to working for Coastal, Mr. Rattie spent 19 years with Chevron Corporation.

[Picture]       Mr. Harris H. Simmons is the President and Chief Executive
           Officer of Zions Bancorporation and the Chairman of the Board of Zions First National Bank and is also a director of Zions Bancorporation. Mr. Simmons, age 47, has served as a director since 1992. He also serves as a director of O. C. Tanner Company.

                  INFORMATION CONCERNING THE BOARD OF DIRECTORS

BOARD COMMITTEES

         The following section contains information about Board Committees:

NAME OF DIRECTOR    FINANCE/AUDIT   MANAGEMENT PERFORMANCE   NOMINATING   EXECUTIVE
----------------    -------------   ----------------------   ----------   ---------
T. Beck                 X                   X
R. D. Cash                                                      X           X
P. J. Early                                 X(1)                X           X
J. A. Harmon            X                   X

W. W. Hawkins                               X                   X(1)        X
R. E. Kadlec            X                   X                               X(1)
D. L. Leavitt           X                                       X
G. G. Michael           X(1)                X                               X
G. L. Nordloh
S. S. Parker            X                                       X
K. O. Rattie                                                                X
D. N. Rose
H. H. Simmons           X                                       X           X
Meetings held in 2001   2                   3                   0           4

------------
     (1)Chairman

     FINANCE AND AUDIT: Reviews auditing, accounting, financial reporting, and internal control functions; recommends the appointment of the Company's outside auditors; monitors financing requirements, dividend policy, and investment relations activities; oversees compliance activities. The Company's common stock is listed on the New York Stock Exchange and is governed by its listing standards. The Committee has adopted a charter, officially referred to as a "Statement of Responsibilities," which was attached to last year's proxy statement. The Company's Board has determined that all members of the Committee meet the independence standards of Section 303.01(B)(2)(a) and (3) of the Rules of the New York Stock Exchange. The Committee's report is located on page [19].

     MANAGEMENT PERFORMANCE: Reviews the performance of top management, particularly Messrs. Cash and Rattie, salary and compensation arrangements paid to the Company's officers; administers the Long-term Stock Incentive Plan; and makes recommendations about participants, performance objectives and awards under the Annual Management Incentive Plans adopted by the Company and its major operating subsidiaries. All members are nonemployee directors.

     NOMINATING: Recommends individuals for nomination to the Board of Directors. Will consider director candidates suggested by shareholders, but hasn't established formal procedure.

     EXECUTIVE: Acts on behalf of the Board of Directors and handles special assignments.

ATTENDANCE AT BOARD AND COMMITTEE MEETINGS

     The Company's Board of Directors held four regular meetings during 2001; Board Committees held a total of nine meetings. All directors attended at least 75 percent of the meetings. The Company's directors had an overall attendance percentage of 99.1 percent.

DIRECTORS' COMPENSATION

     The Company's nonemployee directors receive the following compensation for their service as directors:

     Annual Retainer:         $15,600 (monthly installments of $1,300)
     Board Meeting Fee:       $1,000
     Committee Meeting Fee:   $800 ($1,000 for Chairmen)
     Telephone Attendance:    All meeting fees are reduced by $200 if director
                              participates by telephone call.

Directors also receive annual retainer fees of $4,800 (monthly installments of $400) and meeting fees of $600 for service as directors of the Company's primary subsidiaries.

     Nonemployee directors can defer the receipt of their fees and have such deferred fees credited with interest as if invested in long-term certificates of deposit or be accounted for with "phantom shares" of the Company's common stock.

     Nonemployee directors also receive annual grants of nonqualified stock options at the first regular meeting of the Board of Directors. On February 11, 2002, eligible directors, with the exception of Messrs. Early, Hawkins, Kadlec, and Michael, each received a stock option to purchase 6,400 shares. The four named directors each received a stock option to purchase 8,000 shares, reflecting added responsibilities as Chairmen of Board Committees. The options are priced at the closing price on February 11, 2002, which was $22.95.

     Nonemployee directors can elect to receive their fees in shares of stock. The plan for providing payment of fees in stock and the stock option plan have both been approved by the Company's shareholders.

     The Company has entered into individual indemnification agreements with all directors, including Messrs. Cash, Nordloh, Rattie, and Rose, indemnifying them as directors. The form of these agreements has been approved by the Company's stockholders.

DIRECTORS' RETIREMENT POLICY

     In May of 1992, the Board of Directors adopted a retirement policy that permits an outside director to continue serving in such position until the annual meeting following his 72nd birthday if still actively engaged in business, financial, and community affairs. With the exception of the Company's Chief Executive Officer, any inside director is expected to resign as a director on or before the date of his retirement as an employee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Ms. Beck and Mr. Parker serve as members of the Board of Trustees of Intermountain Health Care, Inc. (IHC), a nonprofit corporation that provides health care services in the Company's areas of operation. Mr. Parker is also the former President and Chief Executive Officer of IHC. In 2001, the Company offered two options through IHC to employees under the Company's health plan. In 2001, the Company and its subsidiaries paid IHC a total sum of $829,934 in administrative fees.

     Mr. Kadlec served as a director of BC Gas Inc. until April 2001. BC Gas has contracts with Questar Energy Trading for the purchase of gas during the winter heating season and for the sale of gas during the summer months. During 2001, Questar Energy paid BC Gas $14,503 for gas deliveries from BC Gas. BC Gas also has long-term contracts with Questar Pipeline for storage service and was charged $1,553,948 for such service during 2001.

     Mr. Simmons is the Chairman of the Board of Zions First National Bank. The Company has a line of credit through Zions, which is priced at the same competitive range paid by the Company for other lines of credit. Some Company subsidiaries have accounts with Zions; these accounts have commercial terms available to other clients.

              SECURITY OWNERSHIP, DIRECTORS AND EXECUTIVE OFFICERS

     The following table lists the shares of stock beneficially owned by each of the directors, each nominee, and each executive officer named on page 11 and all directors and executive officers as a group as of March 1, 2002 (unless otherwise noted). Except as noted, each person has sole voting and investment power over the shares shown in the table.

                              Amount and Nature of
                         Common Stock Beneficially Owned

                                 Number of     Right to       Percent of    Phantom Stock
                                Shares Owned   Acquire(1)      Class(2)        Units(3)
                                ------------   ----------      --------        --------
Teresa Beck                              597      12,800              *           3,392
R. D. Cash(4),(5),(6),(7)            356,483     463,354            .99          65,625
P. J. Early                           14,000      25,600              *          10,740
L. Richard Flury                       2,000           0              *               0
J. A. Harmon                          80,528           0              *           1,061
W. Whitley Hawkins                    20,265      42,000              *           3,612
Robert E. Kadlec(8)                   22,681      54,800              *               0
Dixie L. Leavitt                      35,639       6,400              *          30,735
Gary G. Michael                        8,000       8,000              *          12,310
Gary L. Nordloh(5),(6),(7)            83,252      44,000            .16          12,936
Scott S. Parker                          894      25,600              *           6,320
S. E. Parks(5),(6),(7)                94,583     119,574            .26
K. O. Rattie(5)(6)(7)                 35,352      50,000            .10           2,374
D. N. Rose(5),(6)                    119,400     168,375            .35          12,521
Harris H. Simmons                      3,200      59,200              *          15,934

All directors and                  1,129,979   1,288,128            2.9         192,962
executive officers (20 individuals
including those listed above)

----------

     (1) Shares that can be acquired by exercising stock options within 60 days of March 1, 2002.

     (2) Unless otherwise listed, the percentage of shares owned is less than ..10%. (The percentages do not include phantom stock units.) The percentages of beneficial ownership have been calculated in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934.

     (3) Phantom stock units are held through the various deferred compensation plans available to the Company's directors and officers. Although these plans only permit such units to be paid in the form of cash, investment in such units represent the same investment in the performance of the Company's common stock as does investment in actual shares of common stock.

     (4) Mr. Cash is the Chairman of the Board of Trustees of the Questar Corporation Educational Foundation, the Questar Corporation Arts Foundation, and the Questar Corporation Native American Scholarship Foundation, three nonprofit corporations that own an aggregate of 99,517 shares of the Company's common stock as of March 1, 2002. As Chairman, Mr. Cash has voting power for such shares, but disclaims any beneficial ownership of the shares. The shares are not included in the total set opposite his name.

     (5) The Company's executive officers have shares held for their accounts in the Company's Employee Investment Plan. The number of shares opposite each of their names includes equivalent shares of stock through such plan as of March 1, 2002 as follows: Mr. Cash, 80,554 shares; Mr. Rattie, 525 shares; Mr. Nordloh, 24,231 shares; Mr. Rose, 45,604 shares; and Mr. Parks, 20,035 shares.

     (6) Mr. Rattie was granted 21,000 shares of restricted stock when he was hired to serve as the Company's President and Chief Operating Officer. He and the Company's executive officers acquired restricted shares of the Company's common stock in partial payment of bonuses earned under the Annual Management Incentive Plans. Mr. Nordloh also acquired restricted shares of the Company's common stock under employee compensation plans adopted by the Market Resources segment. The number of shares opposite each of their names includes the following shares of restricted stock beneficially owned as of March 1, 2002: Mr. Cash, 11,133 shares; Mr. Rattie, 18,086 shares; Mr. Nordloh, 5,724 shares; Mr. Rose, 4,244 shares; and Mr. Parks, 2,491 shares. The officers receive dividends on such shares and have voting powers for such shares, but cannot dispose of them until they vest.

     (7) Of the total shares reported for Mr. Cash, 33,400 shares are owned by his family's private foundation and 6,152 shares are in family trusts for which Mr. Cash shares voting and investment control. Mr. Leavitt owns his shares of record jointly with his wife. Some of Mr. Nordloh's record shares are owned by family trusts. Some of Mr. Parks' record shares are owned jointly with his spouse. Some of Mr. Rattie's non-restricted shares are owned jointly with his spouse.

     (8) Mr. Kadlec's wife beneficially owns 400 shares of common stock. Mr. Kadlec has voting control and investment control over such shares. Such shares are included in the shares listed opposite his name.

                      SECURITY OWNERSHIP, PRINCIPAL HOLDERS

     The following table sets forth information, as of December 31, 2001, with respect to each person known by the Company to beneficially own at least five percent of its common stock.

Name and Address of                 Shares and Nature of
 Beneficial Owner                   Beneficial Ownership            Percent of Class
-------------------                 --------------------            ----------------
Capital Research and                         6,563,600                           8.1
 Management Company                    Investment Advisor(1)
333 South Hope Street
Los Angeles, California 90071

Wells Fargo and Company                      5,032,124                           6.2
420 Montgomery Street                  Parent Holding Company
San Francisco, California 94104              and Bank(2)

------------

     (1) In the Schedule 13G dated February 11, 2002, Capital indicated that it had sole power to dispose of 6,563,600 shares but had no power, sole or shared, to vote any shares.

     (2) At year-end, of this total, Wells Fargo Minnesota Bank, N.A. beneficially owned 4,819,856 shares in its role as trustee of the Employee Investment Plan sponsored by the Company. Participating employees can direct the voting of such shares, which are included in the shares reported by Wells Fargo.

                             EXECUTIVE COMPENSATION

     The following Summary Compensation Table lists compensation earned by Mr. Cash and the other four most highly compensated executive officers during 1999, 2000, and 2001.

                           SUMMARY COMPENSATION TABLE

                                                  Annual Compensation               Long-term Compensation
                                                  -------------------               ----------------------         All Other
                                                                                   Restricted          Options   Compensation
Name and Principal Position               Year Base Salary ($)  Bonus ($)(1)  Stock Awards ($)(2)       (#)         ($)(4)
---------------------------               ---- ---------------  ------------  -------------------      -------   -------------
R. D. Cash                                2001         583,333       452,317              147,683      180,000         42,948
Chairman and Chief                        2000         500,000       263,218              263,182      198,440(3)      27,494
Executive Officer                         1999         500,000        23,400               23,400      140,000         30,010

K. O. Rattie(5)                           2001         366,667       190,426              666,234      200,000        115,319
President and Chief Operating Officer

G. L. Nordloh(5)                          2001         331,000       156,521               86,866       77,000         65,350
President and Chief Executive Officer     2000         318,000       109,814              108,679      115,500(3)      19,139
Market Resources Companies                1999         295,000        57,961               48,105       75,000         17,912

D. N. Rose                                2001         313,983       126,462               59,808       77,000         20,916
President and Chief Executive Officer     2000         303,900        91,803               91,761      115,500(3)      16,358
Regulated Services Companies              1999         302,417             0                    0       75,000         18,654

S. E. Parks                               2001         210,167        71,442               35,182       40,000         17,256
Senior Vice President, Treasurer          2000         196,667        53,713               53,667       52,500(3)      10,261
and Chief Financial Officer,              1999         185,417         5,108                2,355       34,000         14,148

---------------
     (1) Amounts listed under this heading for 2001 include cash payments awarded under the 2001 Annual Management Incentive Plans (AMIPs)and cash payments awarded under the 2001 general employee compensation plans adopted by Market Resources (Market Resources Plans), and a cash retention bonus paid to Mr. Nordloh in early 2001.
     (2) Amounts under this heading for 2001 include the value (as of the grant date) of shares of restricted stock granted in 2001 to Mr. Rattie, the shares of restricted stock granted, in lieu of cash, as partial payment of bonuses earned under the 2001 AMIPs, the value of any shares of restricted stock granted in connection with the 2001 Market Resources Plans. Mr. Rattie's shares vest in three equal annual installments beginning one year after grant. The shares of restricted stock granted in 2002 for the 2001 AMIP vest in one installment on the first business day in February one year following the grant date. Shares of restricted stock granted under the Market Resources Plans and shares of restricted stock granted under the AMIPs for prior years vest in two annual, equal installments on the first business day in February of the first and second year following the grant date. Dividends are paid on the restricted shares at the same rate dividends are paid on other outstanding shares of the Company's common stock. As of December 31, 2001, the amounts were: Mr. Cash, 10,176 shares worth $254,909; Mr. Rattie, 21,000 shares worth $526,050; Mr. Nordloh, 5,483 shares worth $137,349; Mr. Rose, 3,276 shares worth $82,064; and Mr. Parks, 1,994 shares worth $49,950.
     (3) The 2000 options reflected a one-time decision to grant options that were approximately 150 percent of original recommendations.
     (4) The 2001 figures include:

                       Employee Investment Plan,    Deferred Plans,                                Taxable Moving
                             Contributions ($)      Contributions ($)    Unused Vacation ($)   Expenses/tax Gross Up
                       -------------------------    -----------------    -------------------   ---------------------
        Mr. Cash                          8,360                34,588                      0                       0
        Mr. Rattie                        3,888                13,446                  7,692                  90,293
        Mr. Nordloh                       8,360                17,003                      0                  39,987
        Mr. Rose                          8,360                12,556                      0                       0
        Mr. Parks                         8,360                 4,810                  4,086                       0

     (5) The Company paid specified relocation and moving expenses for Messrs. Rattie and Nordloh during 2001.

     The following table lists information concerning the stock options that were granted to the Company's named executive officers during 2001 under the Company's Long-term Stock Incentive Plan. Mr. Rattie was granted a special option to purchase 100,000 shares of stock on his appointment. No stock appreciation rights (SARs) were granted during 2001; none have been granted under the Plan.

                        Option/Grants in Last Fiscal Year

                                           % of Total
                         Options         Options Granted         Exercise or
                         Granted         to Employees in         Base Price        Expiration         Grant Date
Name                      (#)(1)         Last Fiscal Year         ($/Share)             Date          Value ($)(2)
----                      ------         ----------------         ---------        ----------          ----------
R. D. Cash                180,000                    17.5              28.01        2/13/2011           1,602,000
K. O. Rattie              100,000                     9.7              27.42        2/01/2011             868,000
                          100,000                     9.7              28.01        2/13/2011             890,000
G. L. Nordloh              77,000                     7.5              28.01        2/13/2011             685,300
D. N. Rose                 77,000                     7.5              28.01        2/13/2011             685,300
S. E. Parks                40,000                     3.9              28.01        2/13/2011             356,000

-----------
     (1) These stock options vest in four annual, equal installments, with the first installment exercisable as of August 1, 2001 (Mr. Rattie's special option) and August 13, 2001 (all other options). Participants can use cash or previously-owned shares as consideration for option shares. Options expire when a participant terminates his employment, unless termination is caused by an approved retirement, death, or disability. Options can be exercised within 12 months following a participant's death or disability. Options may be exercised after retirement for terms specified in the terms of the individual option agreements.

     (2) When calculating the present value of options as of the dates granted (February 1, 2001 and February 13, 2001), the Company used the Black-Scholes option pricing model. The Company assumed a volatility of 30.7 percent, a risk-free interest rate of 5.02 percent, a dividend yield of 2.52 percent, and an average life of 7.0 years.

     The following table lists information concerning the stock options that were exercised by the named executive officers during 2001 and the total options and their value held by each at year-end 2001.

                                       Option Exercises in Last Fiscal Year
                                         and Fiscal Year-end Option Values

                     Shares                           Number of Unexercised              Value of Unexercised,
                     Acquired or      Value           Options at Year-End                In-the-Money Options
                     Exercised(1)     Realized              (#)                            At Year-End ($)(1)
                                                      ---------------------              ---------------------
Name                    (#)            ($)        Exercisable    Unexercisable         Exercisable  Unexercisable
----                 ----------      ---------    -----------    -------------         -----------  -------------

R. D. Cash                74,741       1,292,822       463,354         269,220           2,893,936     1,278,911
K. O. Rattie                   0               0        50,000         150,000                   0             0
G. L. Nordloh            129,875       1,232,364        54,000         134,250             209,737       731,325
D. N. Rose                63,486         981,567       168,375         134,250             978,206       731,325
S. E. Parks               10,000         143,850       119,574          64,750             753,288       332,238

------------

     (1) The "value" is calculated by subtracting the fair market value of the shares purchased on the date of exercise minus the option price. This table does not reflect any taxes paid by the named executives as a result of exercising options or selling all or any portion of the shares obtained as a result of exercising options. The current value of the shares may be higher or lower than the aggregate value reported in the table.

RETIREMENT PLANS

     The Company maintains a noncontributory retirement plan that is funded actuarially and does not involve specific contributions for any one individual. The following table lists the estimated annual benefits payable on a straight line annuity basis under the Company's Retirement Plan as of December 31, 2001, and, if necessary, the Company's Supplemental Executive Retirement Plan (SERP). The benefits shown are based on earnings and years of service for an employee reaching normal retirement age of 65 in 2001, do not include Social Security benefits, and reflect a 50 percent surviving spouse benefit. Benefits under the Retirement Plan are not reduced or offset by Social Security benefits, although participants who retire prior to age 62 do receive a temporary supplement until reaching age 62.

                               Pension Plan Table

Highest Consecutive                                                Years of Service
Three-Year Average                  ------------------------------------------------------------------------------
Annual Compensation                    15               20                25               30                35
-------------------                 -------           -------          -------           -------           -------
    $200,000                         53,651            71,535           89,418            94,418            99,418
     250,000                         67,901            90,535          113,168           119,418           125,668
     300,000                         82,151           109,535          136,918           144,418           151,918
     350,000                         96,401           128,535          160,668           169,418           178,168
     400,000                        110,651           147,535          184,418           194,418           204,418
     450,000                        124,901           166,535          208,168           219,418           230,668
     500,000                        139,151           185,535          231,918           244,418           256,918
     550,000                        153,401           204,535          255,668           269,418           283,168
     600,000                        167,651           223,535          279,418           294,418           309,418
     650,000                        182,901           242,535          303,168           319,418           335,668
     700,000                        196,151           261,535          326,918           344,418           361,918

     The Company's Retirement Plan has a "step rate/excess" benefit formula. The formula provides for a basic benefit that is calculated by multiplying the employee's final average earnings by a specified basic benefit factor and by subsequently multiplying such sum by the employee's years of service (to a maximum of 25). This basic benefit is increased for each year of service in excess of 25 and is reduced for retirement prior to age 62. Employees also receive a permanent supplemental benefit that is calculated by multiplying the difference between the employee's final average earnings and his "covered compensation" by a supplemental factor that varies by age. (The term "covered compensation" refers to the 35-year average Social Security wage base tied to year of an employee's birth.) Employees who retire prior to age 62 also receive a temporary supplement that is tied to years of service until they are eligible to receive Social Security benefits at age 62.

     Federal tax laws impose limits on the amount of a participant's annual compensation that can be used when calculating benefits under qualified plans and on the amount of benefits that can be paid to a participant from such plans. The SERP, a nonqualified plan, was adopted in 1987 to compensate officers who are affected by these limits. It provides retirement benefits equal to the difference between the benefits payable under the qualified Retirement Plan and the benefits that would be payable absent such limits. The SERP also permits participants to make advance elections to receive lump-sum payments. With the exception of Mr. Rattie, all of the officers listed in the table have vested benefits under the SERP; all of the listed officers earn annual compensation in excess of the current (2002) cap of $200,000.

     Information concerning each named executive officer's compensation, final average earnings, and years of service as of December 31, 2001 is shown below:

                            2001
                   Retirement Benefit                      Final
                      Compensation                   Average Earnings        Years of Service
                      ------------                   ----------------        ----------------
R. D. Cash                $894,783                           $694,201                    26.0
K. O. Rattie               377,797                            377,797                     1.0
G. L. Nordloh              524,800                            429,805                    17.4
D. N. Rose                 432,126                            394,300                    32.6
S. E. Parks                270,819                            232,207                    27.4

Each officer's 2001 compensation for purpose of the Company's retirement plans is different than shown on the table because the former includes cash payments when made, not when earned; the value of restricted stock when distributed, not granted, and includes dividends paid on shares of restricted stock.

EXECUTIVE SEVERANCE COMPENSATION PLAN

     The Company has an Executive Severance Compensation Plan that covers the Company's executive officers and all other officers of the Company and its affiliated companies. Under this plan, participants, following a change in control of the Company, are eligible to receive compensation equal to up to two years' salary, cash bonuses, and miscellaneous benefits upon a termination of their employment (as defined in the plan).

     The dollar amounts payable to the Company's executive officers (based on current salaries paid by the Company and its affiliates) in the event of a change in control of the Company are as follows: $1,200,000 to Mr. Cash; $835,000 to Mr. Rattie: $691,000 to Mr. Nordloh; $660,000 to Mr. Rose; and $460,000 to Mr. Parks. The Company's executive officers would also receive cash bonuses, supplemental retirement benefits, and welfare plan benefits.

     Under the plan, a "change in control" is defined to include any change in control required to be reported under Item 6(e) of Schedule A of Regulation 14A of the Securities Exchange Act of 1934, as amended. A change in control is also deemed to occur once any acquiring person becomes the beneficial owner, directly or indirectly, of securities representing 25 percent or more of the Company's outstanding shares of common stock.

                       CUMULATIVE TOTAL SHAREHOLDER RETURN

     The following graph compares the cumulative total return of the Company's common stock with the cumulative total returns of a group of diversified natural gas companies published by Value Line, Inc., which is a peer group of six diversified natural gas companies selected by the Company, and the S&P Composite-500 Stock Index. The Company believes performance of the six peer company group to be a better benchmark of performance due to the higher concentration of commodity price exposure, relative size, and business mix of such companies. (The six peer companies are Energen Corporation; Equitable Resources, Inc.; Kinder Morgan, Inc.; National Fuel Gas Company; ONEOK, Inc.; and Southwestern Energy Company. MCN Energy Group, Inc. is no longer in the group since it merged with another entity.)


                    1996              1997             1998              1999             2000              2001
Questar           100.00            125.37           112.53              90.39          187.43            160.40

Six Peers         100.00            127.90           109.64            105.17           211.78            204.07
S&P 500           100.00            133.29           171.40            207.47           188.58            166.15


     The graph assumes $100 is invested at the close of trading on December 31, 1996 in the Company's common stock, the equities of peer companies, and the S&P 500 Index. It also assumes all dividends are reinvested. For 2001, the Company had a return of -14.4 compared to a return of -3.6 percent for the Questar peer group, and a return of -11.9 percent for the S&P Index. For the five-year period, the Company had a compound annual return of 9.9 percent compared to returns of 15.3 percent for the Questar peer group and 10.7 percent for the S&P 500 Index.

                   COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Management Performance Committee (Committee) is a Committee of outside directors that is chaired by Patrick J. Early. Our other members include Teresa Beck, James A. Harmon, W. Whitley Hawkins, Robert E. Kadlec, and Gary G. Michael. We review and approve all elements of the total compensation program for officers of the Company and administer the Company's Long- term Stock Incentive Plan. We monitor the Company's executive compensation programs to verify that they are aligned with the Company's business strategies and financial goals. We believe that such programs motivate the Company's officers to acquire and retain appropriate levels of stock ownership and are competitive with programs offered by the Company's peers. We determined that the total compensation earned by the Company's officers in 2001 achieved these objectives and is fair and reasonable.

     Each year, we review the performance of the Company on a consolidated basis and the performance of the Company's major lines of business and compare such performance to specified groups of peer companies.

     We also assess the individual performance of officers, particularly the performance of R. D. Cash, Keith O. Rattie, and the other named executive officers listed in the Summary Compensation Table. We periodically direct outside consultants to perform an in-depth audit and analysis of the total compensation paid to the Company's officers.

     The Company's total compensation program for officers includes base salaries, annual bonuses, and stock options. The total program is designed to attract, motivate, reward and retain the broad-based management talent required to achieve corporate objectives and increase shareholder value. Each of these components of the total program is discussed in greater detail below.

BASE SALARIES

     We review base salaries for the Company's officers on an annual basis. Such salaries are generally pegged at or near the 50th percentile or market average of survey data. We have historically awarded salary increases to Mr. Cash and other officers based on an assessment of each officer's comparison with survey data, responsibilities, experience and performance. The salaries earned by the named executive officers during 2001 are listed in the table shown on page 11.

ANNUAL BONUSES

     All Company officers, but particularly the five highest paid officers, have a significant portion of their total compensation at risk. Annual bonuses are directly linked to key financial and operating objectives for the major business units and for the Company on a consolidated basis. Each year, we review and approve annual specified performance objectives. Performance objectives are both financial (e.g., net income, return on equity) and efficiency objectives (e.g., customer service rating, safety performance, finding costs, operating and maintenance costs). The performance objectives are set after we review actual results for the prior year and budgeted results for the year in question and are generally higher than actual results for the prior year and expectations for the current year.

     An overall performance factor is multiplied by each officer's target bonus to determine his earned bonus. Each officer's target bonus is a percentage of his base salary in effect at the time the target bonus is approved. We also determine the allocation of each officer's target bonus between business unit results and consolidated results. Beginning with the bonuses earned for 2001, two- thirds of each officer's earned bonus is paid in cash; the remainder is paid in shares of restricted stock that vest approximately a year after being granted.

STOCK OPTIONS

     Annual grants of stock options are awarded to the Company's officers and key employees as part of their "risk-based" compensation. As a general rule, we use the prior year's grant as the basis for determining each subsequent year's grant, but we do change the size of grants when participants are promoted to new positions or when surveys indicate that stock options should be adjusted. These grants are awarded pursuant to the terms of an omnibus Long-term Stock Incentive Plan, which allows us broad flexibility to use a wide range of stock-based performance awards.

     Stock options, from our perspective, focus attention on managing the Company from a long- term investor's perspective and encourage officers to have a significant, personal investment in the Company through stock ownership. Stock options awarded to officers and key employees become valuable only as the Company's performance is reflected in increased stock prices. Stock options constitute the Company's only long-term incentive compensation program. Officers are encouraged to retain their stock for long-term investment, rather than sell option shares after purchasing them.

     We have established stock ownership guidelines for officers. (Phantom stock units attributable to an officer's deferred compensation are included.) All of the officers named in the Summary Compensation Table satisfy these guidelines, which constitute a multiple of their base salaries.

     Information concerning the stock options granted to the Company's highest ranking executive officers in 2001 is included in the table labeled "Option/Grants in Last Fiscal Year." The table labeled "Option Exercises" provides information concerning the value realized by the individual members of the group when exercising stock options in 2001 and the year-end value of their remaining stock options.

SPECIFIC COMPENSATION DECISIONS

     The Company's consolidated 2001 performance reflects the success of its nonregulated business segment that capitalized on higher commodity prices, favorable drilling results, and improved amortization rates, particularly during the first half of the year. The Company's regulated business segment performed better in 2001 than in 2000, reflecting the effects of a late-2000 early retirement program and improved throughput for pipeline operations. The bonuses payable to the Company's officers, including Messrs. Cash and Rattie, reflect the success achieved by the Company in 2001 during a volatile environment. Mr. Cash's bonus payment of $600,000 for 2001 includes a discretionary bonus in addition to his earned bonus.

     After serving as Chief Executive Officer since March 1, 1982, Mr. Cash will resign from this position and retire as an employee effective May 1, 2002. He will continue to serve as Chairman of the Board. Consistent with his decision to retire, we did not increase his salary. In recognition of his 20 years of service as Chief Executive Officer and given the critical role we are asking him to play in the Company's transition to Mr. Rattie's leadership, we awarded Mr. Cash an option to purchase 200,000 shares and we set his 2002 target bonus at 75 percent of his base salary.

     We also reviewed the achievements of Mr. Rattie during his first year of service and supported the decision made by the full Board of Directors to name him to serve as Chief Executive Officer when Mr. Cash retires. We increased his salary from $400,000 to $417,500 effective March 1, 2002 and will consider a further increase for him when he becomes Chief Executive Officer. We granted him an option to purchase 140,000 shares, and we increased his target bonus to 65 percent of his pre-March 1, 2002 base salary or $260,000.

     We determined to change some of the benchmarks for 2002 performance goals to focus participants' attention on total shareholder return, earnings per share, and specific objectives.

MISCELLANEOUS

     We support the Company's historic philosophy that officers are not fundamentally different than employees, but are paid more due to the nature of their responsibilities, their experience, and the greater demands on their time. Consequently, we support the Company's traditional practice of limiting the perquisites granted to officers. Company officers do not have first-class travel privileges, cars, country club memberships, supplemental welfare benefit plans, executive dining room service, or personal use of the Company's airplane.

     Federal tax law precludes the Company from deducting compensation paid in excess of $1 million per year to any named executive officer. Performance-based compensation, however, is not subject to this deductibility limit. Awards under the Company's Long-term Stock Incentive Plan qualify for performance-based compensation. Consequently, the Company can continue to take a deduction for any ordinary income recognized by officers when exercising nonqualified stock options. The Company's cash bonus plans do not qualify as performance-based plans.

                                               Management Performance Committee
                                                     Patrick J. Early, Chairman
                                                     Teresa Beck
                                                     James A. Harmon
                                                     W. Whitley Hawkins
                                                     Robert E. Kadlec
                                                     Gary G. Michael

                              INDEPENDENT AUDITORS

     Ernst & Young L.L.P. ("Ernst & Young"), independent auditors, has audited the accounts of the Company for a number of years, including 2001. Representatives of Ernst & Young are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire, and will be available to respond to questions.

AUDIT FEES

     Ernst & Young charged the Company $393,098 for professional services rendered for auditing the Company's 2001 annual financial statements and reviewing the Company's financial statements included in its Form 10-Q and Form 10 K/A Reports filed in 2001.

FINANCIAL INFORMATION SYSTEM DESIGN AND IMPLEMENTATION FEES

     Ernst & Young did not perform any professional services described in Paragraph (c)(4)(ii) of Rule 2-01 of Regulation S-X during 2001.

ALL OTHER FEES

     Ernst & Young billed the Company $327,629 for services it rendered other than those listed above during 2001. These services include audit related fees of $46,000 for auditing the Company's employee benefit plans, $220,971 for reviewing registration statements prepared by the Company and its subsidiaries, $3,135 for reviewing tax returns filed by the Company's officers, and $57,523 for consulting activities relating to energy risk management and tax planning.

                             AUDIT COMMITTEE REPORT

     Our Committee has reviewed and discussed the Company's audited financial statements for the year ended December 31, 2001. We have also discussed with Ernst & Young , the Company's independent auditing firm, the matters required by Codification of Statements on Auditing Standards No. 61.

     We have also received the written disclosures and the letter from Ernst & Young required by Independence Standards Board Statement No. 1, and we have discussed with representatives of Ernst & Young its independence from the Company. We have considered whether Ernst & Young's provision of services to generate the miscellaneous fees listed above is compatible with maintaining its independence. We have also discussed with the Company's officers and Ernst & Young such other matters and received such assurances from them as we deemed appropriate.

     Based on our review and discussions, we have recommended to the Company's Board of Directors the inclusion of the audited financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2001.

     Our Committee originally adopted a Statement of Responsibilities in May of 1997 and revised it in February of 2000.

                                               Finance and Audit Committee
                                                     Gary G. Michael, Chairman
                                                     Teresa Beck
                                                     James A. Harmon
                                                     Robert E. Kadlec
                                                     Dixie L. Leavitt
                                                     Scott S. Parker
                                                     Harris H. Simmons

                       ANNUAL REPORT AND FORM 10-K REPORT

     Questar has recently mailed an annual report for 2001 to shareholders of record. The Company does take advantage of the special "householding" rules recently adopted by the Securities and Exchange Commission to mail single copies of the annual report (not the proxy statement) to multiple security holders sharing an address unless we have received contrary instructions from one or more of the security holders. We will promptly send a separate copy of the annual report to you if you live at a shared address that only received a single copy. Please contact Connie C. Holbrook at 180 East 100 South, Salt Lake City, Utah 84111, or 801-324-5202, if you want to receive a separate copy of the annual report now or in the future or if you want to request that only one copy of the annual report be sent to your address if you are currently receiving multiple copies of it.

     We will also send you without charge a copy of our Annual Report on Form 10-K (excluding exhibits) that was filed with the Securities and Exchange Commission. You can contact the person identified above to make the request.

                            SECTION 16(a) COMPLIANCE

     Pursuant to Section 16(a) of the Securities Exchange Act of 1934 and regulations promulgated by the Securities and Exchange Commission, the Company's directors, certain officers, and persons that own more than 10 percent of the Company's stock, are required to file reports of ownership and changes in ownership with the Commission and the New York Stock Exchange and to furnish the Company with copies of all such reports they file.

     Based solely on its review of copies of such reports received or written representations for certain reporting persons, the Company believes that all filing requirements were satisfied for 2001.

                                  OTHER MATTERS

     Pursuant to the Company's Bylaws, business must be properly brought before an annual meeting in order to be considered by stockholders. The Bylaws specify the procedure for stockholders to follow in order to bring business before an annual meeting. A stockholder who wants to nominate a person for election as a director must deliver a written notice, by certified mail, to the Company's Secretary. Such notice must be received at least 90 days and not more than 120 days prior to the date of the meeting. The notice must set forth (1) the name, address, and stock ownership of the person making the nominations; (2) the name, age, business address, residential address, and principal occupation or employment of each nominee; (3) the number of shares of the Company's stock owned by each nominee; (4) a description of all arrangements and understandings between the stockholder and nominee pursuant to which the nomination is made; and (5) such other information concerning the nominee as would be required, under the rules of the Securities and Exchange Commission, in a proxy statement soliciting proxies for the election of the nominee. The notice must also include the signed consent of the nominee to serve as a director if elected.

     The Company's Bylaws also require that any stockholder who is entitled to vote at the annual meeting and who wants to submit a proposal at such meeting without having it considered through the proxy materials, must deliver a written notice of the proposal, by certified mail, to the Company's Secretary. Such notice must be received at least 90 days and not more than 120 days prior to the date of such meeting. The notice must set forth (1) a brief description of the proposal; (2) the stockholder's name, address, and stock ownership; and (3) any material interest of the stockholder in the proposal.

     If the written notice is not received by the date specified in the Bylaws, the named proxies will have discretionary voting to deal with the nomination or proposal. A copy of the Company Bylaws specifying the requirements will be furnished to any stockholder upon written request to the Secretary.

                                               By Order of the
                                               Board of Directors

                                               Connie C. Holbrook
                                               Senior Vice President,
                                               General Counsel and Secretary

QUESTAR CORPORATION                SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
180 East 100 South                     FOR THE ANNUAL MEETING, MAY 21, 2002
P. O. Box 45433
Salt Lake City, Utah 84145-0433

PROXY The undersigned stockholder of QUESTAR CORPORATION does hereby constitute and appoint R. D. CASH and ROBERT E. KADLEC, or either of them, the true and lawful attorney-in-fact and proxy with all the powers that the undersigned would possess, if personally present, to vote the stock of the undersigned at the Annual Meeting of Stockholders of the Company to be held at 1140 West 200 South, Salt Lake City, Utah, on Tuesday, May 21, 2002, at 10:00 a.m., local time, and at any adjournments thereof, upon the matters described in the Notice of Annual Meeting and Proxy Statement, dated April 8, 2002, receipt of which is hereby acknowledged, and upon any other business that may come before the meeting or any adjournments or postponements.

                              Dated:                                    , 2002
                                     -----------------------------------

                              (Signature)
                                          -----------------------------------

                              (Signature)
                                          -----------------------------------

                              Please date and sign exactly as name appears hereon. When signing as Attorney, Executor, Administrator, Trustee, Guardian, etc., give full title. If stock is held jointly, each joint owner should sign. If stock is owned by a corporation, please sign full corporate name by duly authorized
           (Please turn over) officer.

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     This proxy, when properly executed will be voted in the manner directed by the stockholder. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ALL NOMINEES.

THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF DIRECTORS.

To elect four directors of the Company.

Nominees:   Patrick J. Early, L. Richard Flury, James A. Harmon, and D. N. Rose.

    / / VOTE FOR all nominees listed above, except as marked to the contrary above (if any). To withhold your vote for any individual nominee, strike a line through his name in the list above.

    / /     VOTE WITHHELD from all nominees.

In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting, or any adjournments or postponements of such meeting.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.

    PLEASE MARK IF YOUR ADDRESS HAS CHANGED AND CORRECT YOUR ADDRESS ON THE
                                 REVERSE SIDE.